Exhibit 99.1

For release: May 7, 2014	Contact: Brian Dingerdissen Director, Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com Donna Alston Manager, Communications O: 610.645.1095 M: 484.368.4720 DPAlston@AquaAmerica.com

AQUA AMERICA REPORTS FIRST QUARTER 2014 EARNINGS

Income from continuing operations per share beats expectations

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending March 31, 2014. During one of the toughest winters in decades, income from continuing operations for the quarter increased to $42.4 million from $40.9 million for the same period in 2013, an increase of 3.8 percent. Income from continuing operations per share for the quarter was $0.24 compared to $0.23 for the same period in 2013, an increase of 4.3 percent, on approximately one percent more shares outstanding. Net income per share (GAAP measure) for the first quarter of 2014 was $0.24, compared to $0.26 in the first quarter of 2013, as the first quarter of 2013 includes $0.03 per share of earnings from discontinued operations representing a gain on the sale of Florida water and wastewater systems. Revenues for the quarter were $182.7 million compared to $178.6 million for the same period of 2013, an increase of 2.3 percent.

The Board of Directors declared a quarterly cash dividend payment of $0.152 per share payable on June 1, 2014, to all shareholders of record on May 16, 2014. This represents a 9 percent increase over the same quarter for 2013. Aqua America has paid a consecutive quarterly dividend for 69 years, and raised the dividend 23 times in the prior 22 years.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “As we battled through one of the coldest winters on record, handling frozen pipes, main breaks and an unusual amount of snow removal, the performance of our operations in the quarter shows management remains focused on executing the company’s key strategic goals. Our continued focus on acquisitions and customer growth and our commitment to infrastructure investment, along with the continuing benefits of our portfolio rationalization, allowed us to again report strong quarter results, following 14 straight years of increasing earnings annually.”

Operations and maintenance expenses, increased 5.7 percent (GAAP financial measure) for the first quarter, compared to the first quarter of 2013. The additional maintenance, snow removal, and other weather-related expenses accounted for 3.3 percent or $2.2 million of the expense increase from prior-year. Another 0.4 percent of the 5.7 percent expense increase was from acquisitions, so normalized operations and maintenance expense was up 2.0 percent (Non-GAAP financial measure) year over year. DeBenedictis said, “We are the industry leader in operational efficiency, which management continues to focus on.”

As part of Aqua America’s growth-through-acquisition strategy, the company has announced five acquisitions to date in 2014. The company’s Virginia subsidiary acquired the privately held, Presidential Service Company serving approximately 1,500 people and two other private water systems. The company’s largest subsidiary, Aqua Pennsylvania acquired the municipal wastewater system of Penn Township, PA, serving a population of 2,300 people and 25 commercial customers. Additionally, the company’s non-regulated business, Aqua Resources, entered into a 2-year deal with the city of Chicago Heights, Illinois to help manage its public water and wastewater systems.

Earlier today the company’s Illinois subsidiary announced an agreement to acquire the North Maine Utilities’ (NMU) water and wastewater systems from the Village of Glenview, which serves a densely populated area of more than 44,000 people through 4,700 water meters and almost 2,500 wastewater connections. Aqua Illinois has committed to invest $10 million to construct an interconnection with Glenview to purchase bulk water at a lower cost in the future to benefit the utility customers by providing reliable service at a reasonable cost. The acquisition of this utility is expected to close in 2015, upon closing this will be the eighth municipal utility system Aqua has acquired in the last 3 years.

In the first quarter of 2014, the company invested $60 million in regulated infrastructure improvements as part of its capital investment program. Management expects to invest more than $325 million in 2014 and $1 billion over the next three years. These investments include: pipe replacement to improve our distribution network; plant upgrades to enhance water quality; and other service reliability improvements for customers. In Pennsylvania, many of these improvements are eligible for tax deduction under the repair tax accounting change put into effect in 2012. Over the past 2 decades, nearly 25 percent of our Southeastern Pennsylvania distribution system was replaced and despite the 2014 harsh winter weather, only one of our 342 main breaks were on this newly replaced pipe. This highlights the benefit of Aqua’s continued dedication to proactive infrastructure investment.

Aqua customers are benefiting from the increased reliability of service they are experiencing as a result of our infrastructure investment program. Aqua Pennsylvania customers also continue to see economic benefits from the flow-through repair tax accounting method adopted and approved by the Pennsylvania Public Utility Commission in 2012. This accounting change resulted in a decrease in customer bills in January of 2013, allowed the company to forgo filing a rate request in 2013, and will likely allow the company to forgo any rate requests in 2014 as well. Aqua Pennsylvania continues to invest at record levels without needing to increase customer rates due to this flow-through methodology and higher net income.

Thus far in 2014, the company has received rate awards or infrastructure surcharges in all of its remaining states with an expected annualized revenue increase of approximately $6.4 million. The company also has $11.5 million of rate cases pending in Ohio, New Jersey, and Texas. Additionally, Aqua America’s state subsidiaries are expected to seek rate filing requests of approximately $4.0 million in the remainder of 2014. The primary driver of these filings is the recovery of capital (infrastructure) investments. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

In March, the company announced that its Illinois and New Jersey subsidiaries collectively refinanced more than $30.1 million of debt, estimated to save customers approximately $315,000 in total annual interest expense. As of quarter-end, Aqua America’s weighted average cost of fixed-rate long-term debt was 5 percent, and the company had $186 million available on its credit lines. Aqua Pennsylvania maintains its A+ rating with Standard & Poor’s, making it one of their top ranking utility companies in the nation.

The company’s conference call with financial analysts will take place on Thursday, May 8, 2014 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.AquaAmerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 8, 2014 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 8085128). International callers can dial 719.457.0820 (pass code 8085128).

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s ability to remain an industry leader in operational efficiency, the continuation of the company’s growth-through-acquisition program; the company’s provide reliable service at a reasonable cost, the continuation of the company’s capital investment program; the estimated amount of capital investment by the company planned for 2014 and the next 3 years, and the projected impact of such investments; the expected use of capital including pipe replacement, distribution network improvements, plant upgrades and service reliability improvements; the eligibility of the aforementioned capital investments for tax deductions under the repair tax accounting change; future cost controls; Aqua Pennsylvania’s continued benefits from the flow-through repair tax accounting method; the likeliness of the company to stay out of rates in 2014; the estimated revenues from rate awards received; the company's plans to file future rate increases and the timing of the impact of such cases; the savings to customers for refinancing debt; the company’s ability to continue to deliver strong results; the company’s ability to fund needed infrastructure due to its strong financial position; and the company’s continuation of investments in strategic ventures which provide a return on investment and economies of scale. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to remain an industry leader in operational efficiency, the continuation of the company’s growth-through-acquisition program; the company’s ability to provide reliable service at a reasonable cost; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation ---expressly disclaims any such obligation ---to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2014	2013
Operating revenues	$182,672	$178,552

Income from continuing operations	$42,401	$40,864

Net income attributable to common shareholders	$42,859	$46,565

Basic income from continuing operations per common share	$0.24	$0.23
Diluted income from continuing operations per common share	$0.24	$0.23

Basic net income per common share	$0.24	$0.27
Diluted net income per common share	$0.24	$0.26

Basic average common shares outstanding	176,839	175,415
Diluted average common shares outstanding	177,810	176,499

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2014	2013
Operating revenues	$182,672	$178,552
Cost & expenses:
Operations and maintenance	71,686	67,794
Depreciation	30,981	29,045
Amortization	1,133	1,377
Taxes other than income taxes	12,102	13,398

Total	115,902	111,614

Operating income	66,770	66,938
Other expense (income):
Interest expense, net	19,310	19,275
Allowance for funds used during construction	(1,167)	(552)
Loss (gain) on sale of other assets	348	(92)
Equity loss in joint venture	686	656

Income from continuing operations before income taxes	47,593	47,651
Provision for income taxes	5,192	6,787

Income from continuing operations	42,401	40,864
Discontinued operations:
Income from discontinued operations before income taxes	772	8,925
Provision for income taxes	314	3,224

Income from discontinued operations	458	5,701

Net income attributable to common shareholders	$42,859	$46,565

Income from continuing operations per share:
Basic	$0.24	$0.23
Diluted	$0.24	$0.23
Income from discontinued operations per share:
Basic	$0.00	$0.03
Diluted	$0.00	$0.03
Net income per common share:
Basic	$0.24	$0.27
Diluted	$0.24	$0.26
Average common shares outstanding:
Basic	176,839	175,415

Diluted	177,810	176,499

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2014	2013
Net property, plant and equipment	$4,159,455	$4,136,389
Current assets	213,630	203,033
Regulatory assets and other assets	726,682	712,395

	$5,099,767	$5,051,817

Total equity	$1,554,234	$1,535,043
Long-term debt, excluding current portion	1,498,040	1,468,583
Current portion of long-term debt and loans payable	125,702	123,028
Other current liabilities	125,540	156,851
Deferred credits and other liabilities	1,796,251	1,768,312

	$5,099,767	$5,051,817

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP financial measure

(in thousands of dollars)

(GAAP refers to accounting principles generally accepted in the United States)

(Unaudited)

	Quarter Ended March 31,		Percentage
	2014	2013	Increase
Operations and maintenance expense (GAAP financial measure)	$71,686	$67,794	5.7%
Less: Adjustment for additional maintenance expenses associated with the severe winter weather conditions in first quarter of 2014	2,216	—
Less: Adjustment for same-utility system operations and maintenance expense	292	—

Adjusted operations and maintenance expense (Non-GAAP financial measure)	$69,178	$67,794	2.0%

Reconciliation of GAAP to Non-GAAP financial measures - The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

Operations and maintenance expense is adjusted for two items: additional maintenance expenses associated with the severe winter weather conditions in the first quarter of 2014, and an adjustment for same-utility system basis operations and maintenance expense. Information referring to “same-utility system basis” excludes the operations and maintenance expense of utility systems acquired which would impact the comparability of the current reporting period to the same reporting period one year ago.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.